EXHIBIT 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13D, as well as all future amendments to such Schedule 13D, need be filed on behalf of each of them with respect to the ordinary shares of Despegar.com, Corp.

Dated: February 28, 2021

WAHA LATAM INVESTMENTS LIMITED

By:	/s/ Aseem Gupta
Name: Aseem Gupta
Title: Director

WAHA CAPITAL PJSC

By:	/s/ Paul Myers
Name: Paul Myers
Title: General Counsel